EXHIBIT 99.1

For Immediate Release

Westech Capital Corp. Declares a Stock Dividend

AUSTIN, TEXAS, November 10, 2004 – Westech Capital Corp. (OTC BB: WSTH) today reported that its Board of Directors declared a 100% stock dividend at its November quarterly board meeting. The record date for shareholders to receive the dividend was set for November 21, 2004, with payment date being set for November 22, 2004.

Chief Executive Officer, Mark Salter, commented, “The Board felt that the price of the company’s stock had appreciated significantly in the last 18 months, and that a stock dividend would be perceived as an effort to encourage greater retail participation. We are confident in the Company’s current business model, and are looking to continue to expand our business lines.”

Company Information

Westech Capital Corp., is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas”). Tejas is engaged in the business of providing (1) brokerage services to retail and institutional customers, (2) high quality investment research to institutional and retail customers, (3) market-making activities in stocks traded on the Nasdaq National Market and other national exchanges, and (4) investment banking services. To learn more about Tejas, please visit the Company’s web site at www.tejassec.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.